EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Occidental Announces West Texas and Piceance Acquisitions

LOS ANGELES, December 17, 2007 -- Occidental Petroleum Corporation (NYSE:OXY) today announced the signing of a definitive purchase and sale agreement with Plains Exploration & Production (NYSE:PXP) to purchase the following properties for $1.55 billion:

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50 percent of PXP's working interests in oil and gas properties located in the Permian Basin, West Texas and New Mexico. Occidental expects to be named the operator of all the assets currently operated by PXP; and

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50 percent of PXP's working interests in oil and gas properties located in the Piceance Basin in Colorado. PXP will remain the operator and Occidental expects the properties to deliver multi-year production growth.

"This acquisition is consistent with our strategy of focusing on our Permian Basin core area and continuing to build a meaningful position in the Piceance Basin," said Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental Petroleum Corporation. "Currently, we produce approximately 40 million cubic feet per day of gas in the Piceance Basin; together with our share of the new assets, we will have 67 million cubic feet per day of production. We look forward to 20 percent year-over-year growth from the combined Piceance assets. The Permian properties, including the large acreage position, have excellent growth prospects. We believe, over time, the proved reserves from both the properties will more than double."

Current production (net to Occidental) from the properties being acquired is approximately 13,500 barrels of oil equivalent (BOE) per day. The Permian properties produce approximately 9,000 BOE per day. The Permian properties have 46 million (BOE) of proved reserves (net to Occidental). The Piceance properties also have approximately 46 million BOE of proved reserves (net to Occidental).

This transaction is expected to close in the first quarter subject to government approvals.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher than expected costs; political risks; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through 1-888-699-7383 or at www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249
Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184
On the web: www.oxy.com